FOR IMMEDIATE RELEASE

Harley-Davidson delivers strong first quarter financial results and raises full-year financial guidance

MILWAUKEE (April 19, 2021) – Harley-Davidson, Inc. (“Harley-Davidson”) (NYSE:HOG) today reported first quarter results.

“I am very pleased with the pace of recovery that we have seen across our business, as demonstrated by the strong financial results this quarter. The actions we have taken to reshape the business are having a positive impact on our results, especially for our most important North American region.” said Jochen Zeitz, chairman, president and CEO, Harley-Davidson.

“We can see the initial signs of consumer excitement and optimism returning and I am confident Harley-Davidson in 2021 is a significantly leaner, faster, and more efficient organization which is ready to win and successfully deliver on our 5-year Hardwire strategy, as the most desirable motorcycle brand in the world.”

First Quarter 2021 Highlights, Results and Related Guidance

•Delivered Q1 GAAP diluted EPS of $1.68, up $1.23 over Q1 2020
•Motorcycles and Related Products (Motorcycles) segment revenue up 12 percent amid strong retail demand for Touring motorcycles
•Significantly improved Motorcycles segment gross margin and operating margin driven by favorable mix following the Rewire product portfolio adjustments, lower sales incentives and reduced SG&A
•Financial Services segment Q1 2021 operating income growth of $96 million over Q1 2020 driven by a favorable adjustment to the provision for credit losses
•Increased Q1 cash flow from operations to $163 million, up $171 million over Q1 2020
•Increasing 2021 full-year guidance on Motorcycles segment revenue, Motorcycles segment operating margin assuming the company is able to mitigate additional EU tariffs, and Financial Services segment operating income

First Quarter 2021 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	1st quarter
	2021	2020	Change
Revenue	$1,423	$1,298	10%
Net Income	$259	$70	272%
GAAP Diluted EPS	$1.68	$0.45	273%
Adjusted Diluted EPS	$1.68	$0.45	273%

Consolidated revenue was up 10 percent in the first quarter over Q1 2020. Bottom-line results reflect Q1 significant net income improvement with strong results in both the Motorcycles and the Financial Services segments.

Harley-Davidson Retail Motorcycles Sales

Motorcycles (thousands)	1st Quarter
	2021	2020	Change
North America	32.8	25.2	30%
EMEA	4.9	7.7	(36)%
Asia Pacific	5.8	5.8	1%
Latin America	0.7	1.8	(59)%
Worldwide Total	44.2	40.4	9%

Global retail motorcycle sales in the first quarter were up 9 percent, driven by very strong Q1 U.S. retail growth over Q1 prior year. EMEA retail sales declines were impacted by continued COVID lockdowns, the company’s decision not to continue selling Street or Sportster motorcycles in Europe and shipping delays brought on by the pandemic. In Latin America, retail sales were impacted by the reduction in dealers and pricing actions across the portfolio, which were executed as part of the Rewire strategy.

Motorcycles and Related Products Segment Results

$ in millions	1st Quarter
	2021	2020	Change
Motorcycle Shipments (thousands)	54.8	53.0	3%
Revenue	$1,232	$1,100	12%
Motorcycles	$1,016	$899	13%
Parts & Accessories	$150	$135	11%
General Merchandise	$50	$49	2%
Gross Margin	34.1%	29.0%	5.1 pts.
Operating Income	$228	$85	169%
Operating Margin	18.5%	7.7%	10.8 pts.

Revenue from the Motorcycles and Related Products segment was up during the first quarter primarily driven by a 3 percent increase in wholesale shipments and a favorable mix of Touring motorcycles. First quarter global retail motorcycle sales were up 9 percent, driven by a 31 percent retail growth in the United States.

Parts and Accessories revenue was mostly in-line with Motorcycles revenue growth while General Merchandise was up 2 percent over Q1 2020.

First quarter gross margin was up 5.1 percentage points to Q1 prior year while first quarter operating margin finished up 10.8 percentage points over Q1 prior year due to stronger mix, the near elimination of sales incentives and lower spending versus prior year.

Financial Services Segment Results

$ in millions	1st Quarter
	2021	2020	Change
Revenue	$190	$198	(4)%
Operating Income	$119	$23	417%

Financial Services segment operating income was up significantly over prior year in the first quarter, primarily driven by a $102 million decrease in the provision for credit losses.

Other Results
Harley-Davidson generated $163 million of cash from operating activities during Q1 2021, $171 million favorable to Q1 2020. Cash and cash equivalents were $2.3 billion at the end of the first quarter, up $856 million to the end of the prior year first quarter.

Tax Rate - The company’s first quarter effective tax rate was 24 percent.

Dividends - The company paid cash dividends of $0.15 per share in Q1 2021.

2021 Outlook

As a result of its Q1 performance, for the full-year 2021, the company now expects:
•Motorcycles segment revenue growth to be 30 to 35 percent, an increase from the previously communicated growth range of 20 to 25 percent.
•Motorcycles segment operating income margin of 7 to 9 percent, which is 200 basis points better than previous guidance. Assuming the company is not able to mitigate the additional EU tariffs to any extent in 2021, the company expects the operating income margin would be 5 to 7 percent, in line with original guidance.
•Financial Services segment operating income growth of 50 to 60 percent, an increase from the previously communicated range of 10 to 15 percent.

Additionally, for the full-year 2021, the company continues to expect:
•Capital expenditures of $190 million to $220 million.

Cash allocation priorities remain to first fund growth through The Hardwire initiatives, then to pay dividends and, given the company’s continued strong cash position, the company will be evaluating share repurchases and may choose to repurchase shares.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. www.harley-davidson.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on a webcast tomorrow (April 20th) from 8-9:00 a.m. CT. A slide presentation supporting the discussion has been posted at http://investor.harley-davidson.com/news-and-events/events-and-presentations and the webcast log-in is available as well. The audio replay will be available at approximately 10:00 a.m. CT.

Non-GAAP Disclosure
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to be considered by users as supplemental information to the equivalent GAAP measures, to aid investors in better understanding the company’s financial results. The company believes that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted.

The non-GAAP measures included in this press release are adjusted net income and adjusted diluted EPS excluding restructuring plan costs. Restructuring plan costs include restructuring expenses as presented in the consolidated statements of operations. These non-GAAP measures, as well as a reconciliation of the comparable GAAP measure to these non-GAAP measures, are included later in this press release.

Cautionary Note Regarding Forward-Looking Statements
The company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by reference to this footnote or because the context of the statement will include words such as the company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intend,” “is on-track” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this presentation. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: (i) the COVID-19 pandemic, including the length and severity of the pandemic across the globe and the pace of recovery following the pandemic; and (ii) the company’s ability to: (A) execute its business plans and strategies, including The Hardwire, successfully execute its remodeled approach to supply and inventory management, and strengthen its existing business while allowing for desirable growth; (B) mitigate the impact of the revocation of the Binding Origin Information (“BOI”) decisions that allowed the company to supply its European Union market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and favorably resolve risks and uncertainties related to the revocation of the BOI decisions including, among other: (1) uncertainties regarding the quantity and mix of motorcycles that the company imports into the EU; (2) uncertainties regarding the import prices of motorcycles; (3) whether the company will be granted temporary relief from the effect of the revocation of the BOI decisions; (4) whether the company will be successful in appealing the revocation of the BOI decisions; (5) uncertainties regarding the size and duration of the EU tariffs; (6) uncertainties regarding the number of shipments that have commenced but are not physically in the EU at the effective time of revocation; and (7) whether and to what extent the company determines to attempt to pass on the impact of the revocation to dealers and its success in doing so; (C) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (D) successfully access the capital and/or credit markets on terms that are acceptable to the company and within its expectations; (E) successfully carry out its global manufacturing and assembly operations; (F) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Touring, large Cruiser and Trike, and growing its complementary businesses; (G) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors; (H) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (I) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters; (J) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (K) realize expectations concerning market demand for electric models, which will depend in part on the building of necessary infrastructure; (L) successfully manage and reduce costs throughout the business; (M) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment; (N) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (O) develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (P) develop and maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (Q) manage and predict the impact that new or adjusted tariffs may have on the company’s ability to sell products internationally, and the cost of raw materials and components; (R) successfully maintain a manner in which to sell motorcycles in China and the company’s ASEAN countries that does not subject its motorcycles to incremental tariffs; (S) manage its Thailand corporate and manufacturing operation in a manner that allows the company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (T) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (U) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (V) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security; (W) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio; (X) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company's business; (Y) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (Z) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (AA) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations; (BB) manage its exposure to product liability claims and commercial or contractual disputes; (CC) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness; (DD) accurately predict the margins of its Motorcycles and Related Products segment in light of, among other things, tariffs, the cost associated with product development initiatives and the company’s complex global supply chain; and (EE) successfully develop and launch the pre-owned motorcycle program, Harley-Davidson Certified.

The company’s operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current changing capital, credit and retail markets and the company's ability to manage through inconsistent economic conditions.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of COVID-19, or other factors.

In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The company believes that HDFS' retail credit losses may increase over time due to changing consumer credit behavior and HDFS' efforts to increase prudently structured loan approvals to sub-prime borrowers, as well as actions that the company has taken and could take that impact motorcycle values. Refer to "Risk Factors" under Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 23, 2021 and Part II, Item 1A of any subsequently filed Quarterly Report on Form 10-Q, for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shannon Burns
shannon.burns@Harley-Davidson.com
414.343.8002
### (HOG-F)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 28, 2021	March 29, 2020
Motorcycles and Related Products revenue	$1,232,107	$1,099,788
Gross profit	420,485	318,920
Selling, administrative and engineering expense	193,546	234,353
Restructuring benefit	(593)	—
Operating income from Motorcycles and Related Products	227,532	84,567

Financial Services revenue	190,400	198,456
Financial Services expense	71,531	175,510
Financial Services restructuring expense	227	—
Operating income from Financial Services	118,642	22,946

Operating income	346,174	107,513
Non-operating expense, net	(6,029)	(12,947)
Income before income taxes	340,145	94,566
Provision for income taxes	81,001	24,871
Net income	$259,144	$69,695

Earnings per share:
Basic	$1.69	$0.46
Diluted	$1.68	$0.45

Weighted-average shares:
Basic	153,478	153,004
Diluted	153,490	153,744

Cash dividends per share:	$0.15	$0.38

Harley-Davidson, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 28, 2021	March 29, 2020
Net income excluding restructuring plan costs
Net income (GAAP)	$259,144	$69,695
Restructuring plan costs	(366)	—
Tax effect of adjustments(a)	87	—
Adjustments net of tax	(279)	—
Adjusted net income (non-GAAP)	$258,865	$69,695

Diluted EPS excluding restructuring plan costs
Diluted EPS (GAAP)	$1.68	$0.45
Adjustments net of tax, per share	—	—
Adjusted diluted EPS (non-GAAP)	$1.68	$0.45
(a)The income tax effect of has been computed using the estimated income tax rate for these adjustments

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	March 28, 2021	December 31, 2020	March 29, 2021
ASSETS
Current assets:
Cash and cash equivalents	$2,320,645	$3,257,203	$1,465,061
Accounts receivable, net	216,569	143,082	299,148
Finance receivables, net	1,798,194	1,509,539	2,358,989
Inventories, net	470,997	523,497	610,924
Restricted cash	185,374	131,642	99,903
Other current assets	195,356	280,470	142,357
	5,187,135	5,845,433	4,976,382
Finance receivables, net	4,958,583	4,933,469	4,933,418
Other long-term assets	1,193,270	1,231,699	1,230,147
	$11,338,988	$12,010,601	$11,139,947
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$973,204	$848,118	$917,946
Short-term deposits	93,887	79,965	—
Short-term debt	765,263	1,014,274	1,335,664
Current portion of long-term debt, net	1,622,243	2,039,597	2,326,460
	3,454,597	3,981,954	4,580,070
Long-term debt, net	5,478,091	5,932,933	4,478,078
Other long-term liabilities	429,914	372,929	389,816

Shareholders’ equity	1,976,386	1,722,785	1,691,983
	$11,338,988	$12,010,601	$11,139,947

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 28, 2021	March 29, 2020
Net cash provided (used) by operating activities	$162,781	$(8,582)

Cash flows from investing activities:
Capital expenditures	(18,813)	(32,928)
Finance receivables, net	(8,653)	61,200
Other investing activities	733	16
Net cash (used) provided by investing activities	(26,733)	28,288

Cash flows from financing activities:
Repayments of medium-term notes	(1,050,000)	(600,000)
Proceeds from securitization debt	597,411	522,694
Repayments of securitization debt	(291,346)	(130,918)
Net (decrease) increase in unsecured commercial paper	(262,517)	772,208
Net increase in credit facilities	15,629	—
Borrowings of asset-backed commercial paper	—	225,187
Repayments of asset-backed commercial paper	(66,894)	(67,809)
Net increase in deposits	72,664	—
Dividends paid	(23,105)	(58,817)
Repurchase of common stock	(5,646)	(7,071)
Issuance of common stock under employee stock option plans	1,085	34
Net cash (used) provided by financing activities	(1,012,719)	655,508

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5,163)	(5,732)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(881,834)	$669,482

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$3,409,168	$905,366
Net (decrease) increase in cash, cash equivalents and restricted cash	(881,834)	669,482
Cash, cash equivalents and restricted cash, end of period	$2,527,334	$1,574,848

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$2,320,645	$1,465,061
Restricted cash	185,374	99,903
Restricted cash included in Other long-term assets	21,315	9,884
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$2,527,334	$1,574,848

Motorcycles and Related Products Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended
	March 28, 2021	March 29, 2020
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,016,334	$899,365
Parts & accessories	149,859	134,685
General merchandise	50,323	49,160
Licensing	5,512	8,029
Other	10,079	8,549
	$1,232,107	$1,099,788

U.S. MOTORCYCLE SHIPMENTS	40,153	33,024

WORLDWIDE MOTORCYCLE SHIPMENTS
Touring	27,316	21,597
Cruiser(a)	20,468	20,131
Sportster® / Street	7,026	11,245
	54,810	52,973
(a)Includes Softail®, CVOTM, and LiveWireTM

Motorcycles and Related Products Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the first quarter of 2020 to the first quarter of 2021 were as follows (in millions):

2020 gross profit	$319
Volume	10
Price, net of related costs	17
Foreign currency exchange rates and hedging	8
Shipment mix	57
Raw material prices	(1)
Manufacturing and other costs	11
102
2021 gross profit	$421

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended
	March 31, 2021	March 31, 2020
United States	30,983	23,732
Canada	1,799	1,466
Total North America	32,782	25,198
EMEA	4,943	7,730
Asia Pacific	5,793	5,752
Latin America	717	1,759
Worldwide retail sales	44,235	40,439
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.